Exhibit 99.1

May 23, 2023
For 6:00 a.m. ET Release

LOWE’S REPORTS FIRST QUARTER 2023 SALES AND EARNINGS RESULTS
— Diluted EPS of $3.77; Adjusted Diluted EPS1 of $3.67 —
— Comparable Sales Decreased 4.3% —
— Updates Full Year 2023 Outlook —

MOORESVILLE, N.C., May 23, 2023 – Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $2.3 billion and diluted earnings per share (EPS) of $3.77 for the quarter ended May 5, 2023, compared to diluted EPS of $3.51 in the first quarter of 2022.

During the first quarter, the company recognized a gain associated with the 2022 sale of the Canadian retail business. This positively impacted first quarter diluted EPS by $0.10. Excluding this benefit, the company delivered adjusted diluted EPS1 of $3.67, an increase of 5% compared to prior year.

Total sales for the quarter were $22.3 billion2. Comparable sales decreased 4.3%, driven by lumber deflation, unfavorable weather and lower DIY discretionary sales. Comparable sales are based on comparison to weeks 2-14 in 2022.

“We are pleased with the performance of our business despite record lumber deflation and unfavorable spring weather. Although we delivered positive comparable sales in Pro and online for the first quarter, we are updating our full-year outlook to reflect softer-than-expected consumer demand for discretionary purchases,” said Marvin R. Ellison, Lowe’s chairman, president and CEO. “We remain optimistic about the medium-to-long term outlook for home improvement and our ability to continue to grow market share through our Total Home strategy. I would like to thank all of our front-line associates for their continued hard work and dedication.”

Capital Allocation
The company continues to execute a disciplined capital allocation program to deliver long-term, sustainable shareholder value. During the quarter, the company repurchased approximately 10.6 million shares for $2.1 billion, and it paid $633 million in dividends.

1 Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measure Reconciliation” section of this release for additional information as well as a reconciliation between the company’s GAAP and non-GAAP financial results.

2 Total first quarter sales includes approximately $735 million related to a timing shift in our fiscal calendar as we cycle over a 53-week year.

Lowe’s Business Outlook

Based on higher-than-expected lumber deflation and lower-than-expected DIY discretionary sales, the company is updating its outlook for the operating results of full year 2023.

Adjusted operating income, adjusted operating margin, adjusted diluted EPS and adjusted effective income tax rate are non-GAAP financial measures that exclude the gain associated with the 2022 sale of the Canadian retail business, recorded in the first quarter. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort, including timing of adjustments associated with the sale of our Canadian retail business.

Full Year 2023 Outlook – a 52-week Year (comparisons to full year 2022 – a 53-week year)
•Total sales of approximately $87 – $89 billion (previously $88 – 90 billion)
•Comparable sales expected to be down -2% to -4% as compared to prior year (previously flat to down -2%)
•Adjusted operating income as a percentage of sales (adjusted operating margin) of 13.4% to 13.6% (previously 13.6% to 13.8%)
•Interest expense of approximately $1.5 billion
•Adjusted effective income tax rate of approximately 25%
•Adjusted diluted earnings per share of $13.20 to $13.60 (previously $13.60 to $14.00)
•Capital expenditures of up to $2 billion

A conference call to discuss first quarter 2023 operating results is scheduled for today, Tuesday, May 23, at 9 a.m. ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at ir.lowes.com and clicking on Lowe’s First Quarter 2023 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived at ir.lowes.com.

Lowe’s Companies, Inc.

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 17 million customer transactions a week in the U.S. With total fiscal year 2022 sales of over $97 billion, approximately $92 billion of sales were generated in the U.S., where Lowe's operates over 1,700 home improvement stores and employs approximately 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives (including objectives related to environmental, social, and governance matters), business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties, and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as volatility and/or lack of liquidity from time to time in U.S. and world financial markets and the consequent reduced availability and/or higher cost of borrowing to Lowe's and its customers, slower rates of growth in real disposable personal income that could affect the rate of growth in consumer spending, inflation and its impacts on discretionary spending and on our costs, shortages, and other disruptions in the labor supply, interest rate and currency fluctuations, home price appreciation or decreasing housing turnover, age of housing stock, the availability of consumer credit and of mortgage financing, trade policy changes or additional tariffs, outbreaks of pandemics, fluctuations in fuel and energy costs, inflation or deflation of commodity prices, natural disasters, armed conflicts, acts of both domestic and international terrorism, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

LOW-IR

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Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Steve Salazar
	704-775-3856	steve.j.salazar@lowes.com
kate.pearlman@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current Earnings and Accumulated Deficit (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended
	May 5, 2023		April 29, 2022
Current Earnings	Amount	% Sales	Amount	% Sales
Net sales	$22,347	100.00	$23,659	100.00
Cost of sales	14,820	66.32	15,609	65.97
Gross margin	7,527	33.68	8,050	34.03
Expenses:
Selling, general and administrative	3,824	17.12	4,303	18.19
Depreciation and amortization	415	1.85	445	1.88
Operating income	3,288	14.71	3,302	13.96
Interest – net	349	1.56	243	1.03
Pre-tax earnings	2,939	13.15	3,059	12.93
Income tax provision	679	3.04	726	3.07
Net earnings	$2,260	10.11	$2,333	9.86

Weighted average common shares outstanding – basic	596		660
Basic earnings per common share (1)	$3.78		$3.52
Weighted average common shares outstanding – diluted	597		662
Diluted earnings per common share (1)	$3.77		$3.51
Cash dividends per share	$1.05		$0.80

Accumulated Deficit
Balance at beginning of period	$(14,862)		$(5,115)
Net earnings	2,260		2,333
Cash dividends declared	(624)		(524)
Share repurchases	(2,084)		(4,061)
Balance at end of period	$(15,310)		$(7,367)

(1)    Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $2,254 million for the three months ended May 5, 2023, and $2,325 million for the three months ended April 29, 2022.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended
	May 5, 2023		April 29, 2022
	Amount	% Sales	Amount	% Sales
Net earnings	$2,260	10.11	$2,333	9.86
Foreign currency translation adjustments – net of tax	—	—	(17)	(0.07)
Cash flow hedges – net of tax	(4)	(0.02)	219	0.93
Other	1	0.01	(2)	(0.01)
Other comprehensive (loss)/income	(3)	(0.01)	200	0.85
Comprehensive income	$2,257	10.10	$2,533	10.71

Lowe’s Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

	May 5, 2023	April 29, 2022
Assets
Current assets:
Cash and cash equivalents	$2,950	$3,414
Short-term investments	423	368
Merchandise inventory – net	19,522	20,239
Other current assets	1,023	1,590
Total current assets	23,918	25,611
Property, less accumulated depreciation	17,402	18,890
Operating lease right-of-use assets	3,504	4,131
Long-term investments	103	76
Deferred income taxes – net	150	33
Other assets	840	984
Total assets	$45,917	$49,725

Liabilities and shareholders' deficit
Current liabilities:
Short-term borrowings	$72	$—
Current maturities of long-term debt	589	121
Current operating lease liabilities	525	639
Accounts payable	11,885	13,831
Accrued compensation and employee benefits	766	1,190
Deferred revenue	1,645	2,094
Income taxes payable	526	741
Other current liabilities	3,202	3,215
Total current liabilities	19,210	21,831
Long-term debt, excluding current maturities	35,863	28,776
Noncurrent operating lease liabilities	3,479	4,061
Deferred revenue – Lowe's protection plans	1,206	1,137
Other liabilities	869	797
Total liabilities	60,627	56,602

Shareholders' deficit:
Preferred stock, $5 par value: Authorized – 5.0 million shares; Issued and outstanding – none	—	—
Common stock, $0.50 par value: Authorized – 5.6 billion shares; Issued and outstanding – 592 million and 652 million, respectively	296	326
Accumulated deficit	(15,310)	(7,367)
Accumulated other comprehensive income	304	164
Total shareholders' deficit	(14,710)	(6,877)
Total liabilities and shareholders' deficit	$45,917	$49,725

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Three Months Ended
	May 5, 2023	April 29, 2022
Cash flows from operating activities:
Net earnings	$2,260	$2,333
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	465	503
Noncash lease expense	108	135
Deferred income taxes	102	59
Asset impairment and loss on property – net	11	4
Gain on sale of business	(67)	—
Share-based payment expense	59	50
Changes in operating assets and liabilities:
Merchandise inventory – net	(990)	(2,646)
Other operating assets	157	(212)
Accounts payable	1,361	2,479
Deferred revenue	48	191
Other operating liabilities	(1,408)	81
Net cash provided by operating activities	2,106	2,977

Cash flows from investing activities:
Purchases of investments	(450)	(109)
Proceeds from sale/maturity of investments	412	132
Capital expenditures	(380)	(343)
Proceeds from sale of property and other long-term assets	8	10
Proceeds from sale of business	123	—
Other – net	(17)	—
Net cash used in investing activities	(304)	(310)

Cash flows from financing activities:
Net change in commercial paper	(427)	—
Net proceeds from issuance of debt	2,983	4,964
Repayment of debt	(22)	(773)
Proceeds from issuance of common stock under share-based payment plans	5	1
Cash dividend payments	(633)	(537)
Repurchases of common stock	(2,106)	(4,037)
Other – net	—	(4)
Net cash used in financing activities	(200)	(386)

Net increase in cash and cash equivalents	1,602	2,281
Cash and cash equivalents, beginning of period	1,348	1,133
Cash and cash equivalents, end of period	$2,950	$3,414

Lowe’s Companies, Inc.
Non-GAAP Financial Measure Reconciliation (Unaudited)

To provide additional transparency, the Company has presented a comparison to the non-GAAP financial measure of adjusted diluted earnings per share for the three months ended May 5, 2023. This measure excludes the impact of certain items, further described below, not contemplated in Lowe’s Business Outlook to assist analysts and investors in understanding operational performance for the first quarter of fiscal 2023.

Fiscal 2023 Impacts
During fiscal 2023, the Company recognized financial impacts from the following, not contemplated in the Company's Business Outlook for fiscal 2023:

•In the first quarter of fiscal 2023, the Company recognized pre-tax income of $63 million consisting of a realized gain on the contingent consideration and estimated adjustments to the selling price associated with the fiscal 2022 sale of the Canadian retail business (Canadian retail business transaction).

Adjusted diluted earnings per share should not be considered an alternative to, or more meaningful indicator of, the Company’s diluted earnings per share as prepared in accordance with GAAP. The Company’s methods of determining non-GAAP financial measures may differ from the method used by other companies and may not be comparable.

A reconciliation between the Company’s GAAP and non-GAAP financial results is shown below and available on the Company’s website at ir.lowes.com.

	Three Months Ended
	May 5, 2023
	Pre-Tax Earnings	Tax[1]	Net Earnings
Diluted earnings per share, as reported			$3.77
Non-GAAP adjustments – per share impacts
Canadian retail business transaction	(0.10)	—	(0.10)
Adjusted diluted earnings per share			$3.67
1 Represents the corresponding tax benefit or expense specifically related to the item excluded from adjusted diluted earnings per share.